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                                                                    EXHIBIT 4.6

                 EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY

                                   PROMISSORY NOTE

                                                              No. 1  $7,145,000

     Excelsior-Henderson Motorcycle Manufacturing Company, a Minnesota corporation, acknowledges itself indebted and for value received hereby promises to pay to the order of the Minnesota Agricultural and Economic Development Board as the statutory successor to the Minnesota Energy and Economic Development Authority (the "Board") and its successors and assigns, the principal sum of SEVEN MILLION ONE HUNDRED FORTY FIVE THOUSAND DOLLARS ($7,145,000) together with interest on the unpaid principal balance of this Note until the Borrower's obligation with respect to the payment of such sum shall be discharged at a rate of interest identical to the stated rates of interest on the Series 1997B Bonds referred to below (taking into account the different rates for the different maturities and principal amounts of the Series 1997B Bonds) but payable not as provided in the Series 1997B Bonds but as provided below and in the Loan Agreement referred to below.

     This Note is issued to evidence the obligation of Excelsior-Henderson Motorcycle Manufacturing Company under and pursuant to, and shall be governed by and construed in accordance with the terms and conditions of, the Loan Agreement dated as of November 1, 1997 (the "Loan Agreement") between the Board and Excelsior-Henderson Motorcycle Manufacturing Company, for the repayment of the loan made by the Board to Excelsior-Henderson Motorcycle Manufacturing Company, thereunder from the proceeds of the Board's $7,145,000 principal amount of Minnesota Small Business Development Loan Program Taxable Revenue Bonds, Series 1997B, Lot 1 (the "Bonds") and the payment of interest thereon, including provision for prepayment of said loan in certain cases, and for the satisfaction of a certain right of reimbursement of the General Guaranty Fund as provided in the Loan Agreement under certain circumstances and for the satisfaction of a certain right of reimbursement of the Board as provided in the Loan Agreement under certain circumstances. This Note is secured by the Security Agreement, dated as of November 1, 1997 (the "Security Agreement") made by Excelsior-Henderson Motorcycle Manufacturing Company to the payee on the Land and certain other property, as provided in the Loan Agreement and granted by the maker to the payee as provided in the Loan Agreement. The Loan Agreement (together with this Note) and the Security Agreement have been pledged to the Holders of the Bonds from time to time issued under the Minnesota Small Business Development Loan Program Revenue Bond General Bond Resolution (the "General Bond Resolution") adopted by the Board on September 26, 1984 and thereafter amended and restated from time to time pursuant to its terms.

     As provided in the Loan Agreement and subject to the provisions thereof, payments hereon are to be made in lawful money of the United States of America at the place and in the manner provided in the Loan Agreement, in monthly installments of principal and interest, commencing November 1, 1997, and payable thereafter on the first day of each month, such installments to be applied first to the payment of interest then due on this Note, and the

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remaining balance thereof to reduce the unpaid principal amount of this Note, with each installment payable as interest to include interest payable in advance due to and including the first day of the next succeeding month from the month in which the installment is payable and with each installment payable as principal to be similarly paid in advance. The monthly installments to be paid on this Note shall be an amount equal to (A) on January 1, 1998 (i) an installment of interest (after receiving a credit for any accrued interest on the Bonds received from the Original Purchasers (as defined in the Loan Agreement) of the Bonds) equal to the interest due on the Bonds on February 1, 1998; and (ii) an installment of principal equal to one-half of the principal due on the Bonds on August 1, 1998; and (B) for the period commencing on February 1, 1998 and on the first day of each month thereafter (1) one-sixth of the interest installment due on the Bonds on the next succeeding bond payment date thereof (taking into account such in-advance payments) and (2) one-twelfth of the principal installment due on the Bonds on the next succeeding bond payment date on which a principal installment thereon is due (taking into account such in-advance payments), such installments to be reduced by that sum or sums such that on or before the bond payment date on which a principal installment is due thereon any amounts then on deposit in the Holding Account created with respect to the Bonds pursuant to the provisions of the General Bond Resolution plus the monthly installment then to be paid on this Note shall equal the debt service payment on the Bonds due on such bond payment date.

     This Note may be prepaid in whole or in part in accordance with the provisions of the Loan Agreement. In addition, upon the occurrence of a "Determination of Taxability" (as defined in the Loan Agreement), this Note shall be mandatorily prepaid at the price and time specified in the Loan Agreement and the Loan Agreement shall be terminated in accordance with the provisions of Article XI of the Loan Agreement (and in particular, Section 11.1(a) and Section 11.2(a)(i)(A) thereof).

     Excelsior-Henderson Motorcycle Manufacturing Company agrees to make the payments on this Note on the dates and in the amounts specified herein and in the Loan Agreement and in addition agrees to make such other payments at such times and upon such conditions as are required pursuant to the Loan Agreement. In the "Event of Default", as defined in the Loan Agreement, the principal of and interest on this Note may be declared immediately due and payable as provided in the Loan Agreement. This Note may be cancelled, amended or supplemented as provided in the Loan Agreement.

     Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived by the makers hereof.

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     IN WITNESS WHEREOF, Excelsior-Henderson Motorcycle Manufacturing Company
has caused this Note to be executed in its respective name and on its behalf by the manual signature of its _______________, all as of December 1, 1997.

                              EXCELSIOR-HENDERSON MOTORCYCLE
                              MANUFACTURING COMPANY


                              By
                                  Its
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